Penn Virginia Corporation

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Executive Vice President and Chief Financial Officer

(610) 687-8900 Fax (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES FIRST QUARTER 2003 RESULTS INCLUDING RECORD OIL AND GAS PRODUCTION

PROVIDES 2003 GUIDANCE UPDATE

RADNOR, Pa., May 7, 2003 - Penn Virginia Corporation (NYSE: PVA) today reported net income of $10.5 million, or $1.16 per diluted share, for the first quarter of 2003, up from $3.4 million, or $0.37 per diluted share, for the same period in 2002. Included in first quarter 2003 results was after-tax income of $1.4 million, or $0.15 per diluted share, related to the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations." Operating cash flow (defined as net cash provided by operating activities before changes in operating assets and liabilities) was a record $28.2 million during the first quarter of 2003 compared to $14.3 million in the first quarter of 2002. Net cash provided by operating activities was also a record $18.8 million in the first quarter of 2003 compared to $11.4 million for  same period of 2002. The increases in the Company's net income and operating cash flow resulted primarily from higher realized natural gas and oil prices and production, offset in part by higher exploration and operating expenses.

Oil & Gas Segment Review

First quarter 2003 oil and gas production was a Company record 5.8 billion cubic feet equivalent (Bcfe) or 64.7 million cubic feet equivalent (MMcfe) per day, an increase of 21 percent from 4.8 Bcfe or 53.5 MMcfe per day produced in the same quarter of 2002, and an increase of nine percent over 5.3 Bcfe or 57.8 MMcfe per day for the fourth quarter of 2002. Oil and gas segment operating income for the first quarter of 2003 was $15.2 million compared to $2.7 million for the same quarter of 2002, with the increase driven by significantly higher commodity prices and the increased production. This increase was offset in part by higher exploration, operating and depreciation, depletion and amortization (DD&A) expenses. Approximately 85 percent of the Company's first quarter 2003 production was from natural gas, for which realized prices more than doubled to $6.09 per thousand cubic feet (Mcf) from $2.66 per Mcf for the same quarter of 2002. Realized oil prices also increased 34 percent to $28.95 per barrel in the first quarter of 2003 from $21.67 per barrel for the first quarter of 2002. The first quarter 2003 production increase was primarily due to the Company's South Texas acquisition completed in January 2003. Compared to the same quarter of 2002, expenses for the first quarter of 2003 included higher lease operating expenses resulting from the South Texas property acquisition, higher exploration expense primarily for the acquisition of 3-D seismic data, increased production taxes due primarily to higher prices, and higher DD&A expense due to increased production and higher average DD&A rates.

Capital program expenditures for the first quarter of 2003 totaled $51.3 million, including $10.3 million for development drilling, $0.8 million for exploration drilling, $3.7 million for the acquisition of seismic data and $36.5 million for lease acquisitions and field projects, including the previously announced acquisitions of South Texas and Mississippi properties for $32.5 million and $1.9 million, respectively. First quarter 2003 development and exploration activities resulted in the drilling of 25 successful wells in 26 attempts; however, expenditures were lower than guidance for the first quarter of 2003 due to weather and third party operator-related delays in the timing of the South Texas and Appalachia drilling programs. See the 2003 Guidance Table included in this release for updated 2003 capital expenditures guidance.

Coal Land Management Segment Review (Penn Virginia Resource Partners, L.P. - NYSE: PVR)

PVR reported operating income for the first quarter of 2003 of $6.1 million on revenues of $13.2 million, a 16 percent decrease from $7.3 million on revenues of $10.8 million for the same quarter in 2002. Coal royalty revenue in the first quarter of 2003 increased to $11.5 million from $8.5 million reported in the first quarter of 2002 primarily due to revenue from reserve acquisitions made in the second half of 2002, including reserves acquired as a part of PVR's alliance with Peabody Energy Corporation (NYSE: BTU). The increase was offset in part by reduced royalties from several PVR properties due to lower production. Non-cash depreciation and depletion expense also increased to $4.2 million in the first quarter of 2003 compared to $0.9 million for the same period of 2002 due primarily to the increased coal production and higher cost basis as a result of the acquisitions made during the second half of 2002. Lower minimum rental and other income and higher other taxes and general and administrative expenses also contributed to the decrease in operating income in the first quarter of 2003 compared to the same period in 2002.

Effective with the distribution to be paid in May 2003 for the first quarter of 2003, PVR has announced that it will raise its quarterly cash distribution to unit holders by four percent to $0.52 per unit ($2.08 per unit annualized).

Capital Resources

As of March 31, 2003, Penn Virginia had borrowed $48.0 million against its secured credit facility. As part of its year-end 2002 borrowing base re-determination completed in April 2003, the Company's borrowing base was increased from $140.0 million to $150.0 million. PVR had outstanding borrowings of $92.4 million as of March 31, 2003, consisting of $89.9 million of 10-year, 5.77 percent fixed rate senior unsecured notes closed in late March 2003 and $2.5 million borrowed against its $50 million floating rate unsecured revolving credit facility, under which PVR currently has additional debt capacity of approximately $17 million. An interest rate swap to transfer $30 million of the senior unsecured notes from a fixed interest rate to a floating interest rate of six month LIBOR plus 2.36 percent was also completed in late March 2003.

Management Comment

A. James Dearlove, Penn Virginia President and Chief Executive Officer, said "The Company benefited from the strong commodity price environment in the first quarter of 2003. We plan to continue to conduct a balanced development and exploration program that allows us to exploit our existing asset base while providing potential for significant growth in reserves at reasonable reserve replacement costs. Our oil and gas program spending in the first quarter did not meet our expectations due to weather-related drilling program delays in Appalachia and Mississippi and third party operator drilling delays in our South Texas and Appalachian horizontal coalbed methane projects. We expect to more than recover from these delays, and in fact have increased our planned capital expenditures for the remainder of 2003. We expect to increase spending on development projects, primarily in Mississippi and in the Gulf Coast, and to acquire additional seismic data and leasehold acreage. Accordingly, our 2003 oil and gas capital spending plan has been increased to $125 to $135 million from previous guidance of $110 to $120 million. Production growth in 2003 of 30 to 40 percent over 2002 is expected, and incremental production from the planned increase in capital expenditures is expected to commence late in 2003. With relatively low debt levels, over $100 million of credit facility availability and favorable commodity prices, we intend to pursue a prudent but ambitious growth plan.

"PVR's coal royalty and land management business performed as expected in the first quarter of 2003. Coal production and royalties increased over prior quarters due to the acquisitions completed in the second half of 2002, including reserves acquired as part of our alliance with Peabody. PVR completed a long-term fixed rate financing at favorable interest rates during the first quarter which improved the Partnership's financial flexibility. PVR's most significant operating goal for 2003 is to re-lease the idled Fork Creek property to a financially stable operator who will commence production from the property during 2003. We believe progress is being made toward that goal. We remain confident in the long-term economic prospects for the coal industry in general and are encouraged by the recent improvement in coal pricing from late 2002 levels. The recent increase in PVR's quarterly cash distribution is evidence of our confidence, and PVR continues to look for ways to expand its asset base to allow for cash distribution increases to all unit holders in the future.

"As first quarter results attest, we believe that 2003 will be a year of strong operational and financial performance for the Company, and that our unique exposure to both the coal and oil and gas businesses will benefit our shareholders as we execute our strategic plan."

Guidance Update for 2003

See the 2003 Guidance Table included in this release for additional guidance estimates for the second quarter and full year 2003. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as the Company's operating environment changes.

Conference Call

A conference call and webcast, at which management will discuss results and the outlook for the remainder of 2003, is scheduled for Thursday, May 8, 2003 at 3:00 p.m. EDT. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. You can participate in the conference call by phone by dialing 1-877-407-9205 or via the Internet by going to the Company's website at www.pennvirginia.com. An on-demand replay of the conference call will be available at the Company's website beginning shortly after the call.

*****

Penn Virginia Corporation (NYSE: PVA) is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. Through its ownership in Penn Virginia Resource Partners, L.P. (NYSE:PVR), PVA is also in the business of managing coal properties and related assets. PVA is headquartered in Radnor, PA.

Forward-looking statements: Penn Virginia Corporation is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. With the exception of historical matters, any matters discussed are forward-looking and, therefore, involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: timing and results of development activities, capital expenditures, acquisitions and dispositions, and drilling and exploration programs, expected commencement dates of oil and natural gas production, projected quantities of future oil and natural gas production by the Company, expected commencement dates and projected quantities of future coal production by lessees producing coal from reserves leased from PVR, costs and expenditures, as well as projected demand or supply, for coal and oil and natural gas, which will affect sales levels, prices and royalties realized by the Company and PVR. Additional information concerning these and other factors can be found in the Company's press releases and public periodic filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 11, 2003. Except as required by applicable securities laws, the Company does not intend to update its forward-looking statements.

OPERATIONS SUMMARY

	Three Months Ended
	March 31,
	2003	2002
Production
Natural gas (MMcf)	4,928	4,265
Oil and condensate (MBbls)	149	92
Total oil and natural gas
Production (MMcfe)	5,822	4,817
Coal royalty tons (000)	6,423	3,802

Prices
Natural gas ($/Mcf)	$6.09	$2.66
Oil and condensate ($/Bbl)	$28.95	$21.67
Coal royalties ($/ton)	$1.78	$2.23

CONSOLIDATED STATEMENT OF EARNINGS - unaudited
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2003	2002
Revenues
Natural gas	$30,000	$11,337
Oil and condensate	4,313	1,994
Coal royalties	11,451	8,491
Timber	556	582
Other	1,696	1,979
	48,016	24,383
Expenses
Lease operating	3,591	2,814
Exploration	4,250	138
Taxes other than income	3,073	1,512
General and administrative	5,941	4,539
Impairment of oil and gas properties	-	-
Depreciation, depletion and amortization	12,348	6,602
	29,203	15,605

Operating Income	18,813	8,778

Other Income (Expense)
Interest expense	(936)	(470)
Interest and other income	439	553
Income from continuing operations before minority interest,
income taxes and effect of change in accounting principle	18,316	8,861

Minority interest in Penn Virginia Resource Partners, L.P.	3,019	3,565
Income tax expense	6,174	1,926

Income before cumulative effect of change in accounting principle	9,123	3,370

Cumulative effect on prior years of retroactive application of new
asset retirement obligation accounting	1,363	-

Net income	$10,486	$3,370

Income before cumulative effect of change in accounting principle, basic	$1.02	$0.38
Cumulative effect of change in accounting principle, basic	0.15	-
Net income per share, basic	$1.17	$0.38

Income before cumulative effect of change in accounting principle, diluted	$1.01	$0.37
Cumulative effect of change in accounting principle, diluted	0.15	-
Net income per share, diluted	$1.16	$0.37

Weighted average shares outstanding, basic	8,952	8,909
Weighted average shares outstanding, diluted	8,996	9,007

CONSOLIDATED BALANCE SHEET
(in thousands)

	March 31,	December 31,
	2003	2002
	(unaudited)
Assets
Current assets	$45,307	$35,737
Net property, plant and equipment	585,532	545,952
Other assets, including long-term notes	5,670	4,603
Total assets	$636,509	$586,292

Liabilities and Shareholders' Equity
Current liabilities	$27,976	$23,851
Long-term debt	48,000	16,000
Long-term debt of Penn Virginia Resource Partners, L.P.	92,421	90,887
Other liabilities and deferred taxes	80,133	74,828
Minority interest in Penn Virginia Resource Partners, L.P.	191,883	192,770
Shareholders' equity	196,213	187,956
Total liabilities and shareholders' equity	$636,509	$586,292

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited
(in thousands)

	Three Months Ended
	March 31,
	2003	2002
Operating Activities
Net income	$10,486	$3,370
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation, depletion and amortization	12,348	6,602
Minority interest in Penn Virginia Resource Partners, L.P.	3,019	3,565
Cumulative effect of change in accounting principle	(1,363)	-
Deferred income taxes	2,637	357
Dry hole and leasehold amortization	528	41
Other	506	398
	28,161	14,333
Changes in operating assets and liabilities	9,328	(2,900)
Net cash provided by operating activities	18,833	11,433

Investing activities:
Proceeds from sale of properties	45	64
Proceeds from long-term notes receivable	121	226
Additions to property and equipment	(49,497)	(8,972)
Net cash used in investing activities	(49,331)	(8,682)

Financing Activities:
Dividends paid	(2,013)	(2,005)
Distributions paid to minority interest holders	(3,924)	(2,548)
Proceeds from (repayments of) PVA borrowings	31,948	6,254
Proceeds from (repayments of) PVR borrowings	1,613	-
Payments for debt issuance costs	(1,419)	-
Purchase of units of Penn Virginia Resource Partners, L.P.	-	(1,067)
Purchase of treasury stock	-	(36)
Issuance of stock	481	515
Net cash provided by financing activities	26,686	1,113

Net increase (decrease) in cash and cash equivalents	(3,812)	3,864
Cash and cash equivalents-beginning balance	13,341	9,621
Cash and cash equivalents-ending balance	$9,529	$13,485

SEGMENT INFORMATION - unaudited
(in thousands)

			Coal Royalty
	Oil and Gas		and Land
	Amount	(per (Mcfe)	Management	All Other	Consolidated
Three months ended March 31, 2003

Production
Oil and gas (Mmcfe)	5,822
Natural gas (MMcf)	4,928
Crude oil (MBbls))	149
Coal royalty tons (thousands of tons)			6,423

Revenues
Natural gas	$30,000	$ 6.09	$-	$-	$30,000
Oil and condensate	4,313	28.95	-	-	4,313
Coal royalties	-		11,451	-	11,451
Timber	-		556	-	556
Other	235		1,234	227	1,696
	34,548	5.93	13,241	227	48,016
Expenses
Lease operating	2,605	0.45	835	151	3,591
Exploration	4,245	0.73	5	-	4,250
Taxes other than income	2,604	0.45	296	173	3,073
General and administrative	1,795	0.31	1,811	2,335	5,941
Impairment of oil and gas properties	-	-	-	-	-
Depreciation, depletion and amortization	8,103	1.39	4,218	27	12,348
	19,352	3.33	7,165	2,686	29,203

Operating Income	$15,196	$ 2.60	$6,076	$(2,459)	$18,813

Additions to property and equipment	$48,151		$1,269	$77	$49,497

			Coal Royalty
	Oil and Gas		and Land
	Amount	(per (Mcfe)	Management	All Other	Consolidated
Three months ended March 31, 2002

Production
Oil and gas (Mmcfe)	4,817
Natural gas (MMcf)	4,265
Crude oil (MBbls)	92
Coal royalty tons (thousands of tons)			3,802

Revenues
Natural gas	$11,337	$ 2.66	$-	$-	$11,337
Oil and condensate	1,994	21.67	-	-	1,994
Coal royalties	-		8,491	-	8,491
Timber	-		582	-	582
Other	47		1,682	250	1,979
	13,378	2.78	10,755	250	24,383
Expenses
Lease operating	1,789	0.37	876	149	2,814
Exploration	44	0.01	9	85	138
Taxes other than income	1,252	0.26	161	99	1,512
General and administrative	1,954	0.41	1,547	1,038	4,539
Impairment of oil and gas properties	-	-	-	-	-
Depreciation, depletion and amortization	5,655	1.17	895	52	6,602
	10,694	2.22	3,488	1,423	15,605

Operating Income	$2,684	$ 0.56	$7,267	$(1,173)	$8,778

Additions to property and equipment	$8,129		$514	$329	$8,972

PENN VIRGINIA CORPORATION
RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited
(in thousands)

	Three months ended
	March 31,	March 31,
	2003	2002
Reconciliation of GAAP "Net cash provided by operating activities to Non-GAAP "Operating cash flow"
Net cash provided by operating activities	$ 18,833	$ 11,433

Adjustments:
Changes in operating assets and liabilities	9,328	2,900

Operating cash flow	$ 28,161	$ 14,333

Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that operating cash flow is widely accepted as a financial indicator of an oil and gas company's ability to generate cash which is used to internally fund exploration and development activities, service debt and pay dividends. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.

	PENN VIRGINIA CORPORATION
	GUIDANCE TABLE
	(Dollars in millions except where noted)

	Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for the second quarter and full year 2003.

			Guidance
		First Quarter	Second Quarter			Full Year
		2003 Actual	2003			2003
Oil & Gas Segment:
	Production:
	Natural gas production (Bcf) - See Note a	4.9	4.7	-	5.4	22.5	-	25.0
	Oil production (MBbls) - See Note b	149	125	-	150	650	-	750
	Equivalent production (Bcfe)	5.8	5.5	-	6.3	26.4	-	29.5
	Equivalent daily production (MMcfe)	64.7	60.0	-	69.0	72.3	-	80.8
	Expenses:
	Lease Operating ($ per Mcfe)	$ 0.45	$0.42	-	0.49	$0.40	-	0.45
	Exploration	$ 4.3	$3.5	-	6.0	$10.0	-	17.0
	Taxes other than income (% of oil & gas revenue)	7.6%	7.6%	-	8.0%	7.6%	-	8.0%
	General and administrative	$ 1.8	$1.8	-	2.2	$7.6	-	8.5
	Depreciation, depletion and amortization ($per Mcfe)	$ 1.39	$1.38	-	1.46	$1.35	-	1.45

Coal Land Management Segment (PVR):
	Coal royalty tons (millions)	6.4	6.1	-	6.7	24.0	-	27.0
	Revenues:
	Coal royalties	$ 11.5	$11.0	-	12.1	$43.2	-	48.6
	Coal services	$ 0.5	$0.4	-	0.6	$1.7	-	2.2
	Timber and other	$ 1.3	$0.4	-	0.6	$3.7	-	4.2
	Expenses:
	Operating - see Note c	$ 0.8	$0.5	-	0.8	$2.0	-	2.4
	Taxes other than income	$ 0.3	$0.2	-	0.3	$0.9	-	1.1
	General and administrative	$ 1.8	$1.6	-	1.8	$6.7	-	7.1
	Depreciation, depletion and amortization	$ 4.2	$3.8	-	4.2	$16.0	-	17.0
	Interest expense						-
	Average long-term debt outstanding	$ 91.7	$90.0	-	95.0	$90.0	-	95.0
	Net interest rate assumed	4%		6%			5.5%

Corporate and other:
	General and administrative - see Note d	$ 2.3	$2.0	-	2.5	$7.5	-	8.5
	Interest expense
	Average long-term debt outstanding	$ 32.0	$40.0	-	45.0	$40.0	-	50.0
	Net interest rate assumed	4%		6%			5.5%
	Percentage capitalized - see Note e	100%	85%	-	95%	85%	-	95%
	Minority interest in PVR		see Note f
	Income tax rate - see Note g	40%	36%	-	40%	36%	-	40%

Capital Expenditures:
	Development drilling	$ 10.3	$15.0	-	21.0	$60.0	-	70.0
	Exploratory drilling	$ 0.8	$4.0	-	6.0	$10.0	-	13.0
	Seismic	$ 3.7	$1.8	-	2.2	$6.5	-	8.0
	Lease acquisition and field projects - see Note h	$ 36.5	$2.0	-	3.0	$40.0	-	43.0
	Coal land management projects	$ 1.3	$0.7	-	1.2	$2.7	-	3.1

	These estimates are meant to provide guidance only and are subject to change as the operating environment of the Company changes.

	See Notes on following page.

Notes to Guidance Table:

a -	The Company's natural gas hedging positions are summarized below:
			Costless Collars				Swaps
			MMBtu		Price / MMBtu		MMBtu		Price
			Per Day		Floor	Ceiling	Per Day		/MMBtu
	Second Quarter 2003		26,500		$ 3.70	$ 5.69	3,399		$ 4.70
	Third Quarter 2003		26,500		$ 3.70	$ 5.69	2,570		$ 4.70
	Fourth Quarter 2003		24,500		$ 3.80	$ 5.80	2,034		$ 4.70
	First Quarter 2004		19,500		$ 3.54	$ 5.51	1,800		$ 4.70
	Second Quarter 2004		14,137		$ 3.56	$ 5.70	1,533		$ 4.70
	Third Quarter 2004		11,000		$ 3.97	$ 5.45	1,367		$ 4.70
	Fourth Quarter 2004		3,707		$ 4.00	$ 5.24	1,234		$ 4.70
	First Quarter 2005 (January)		-		$ -	$ -	1,100		$ 4.70

	The costless collar natural gas prices per MMBtu per quarter include the effects of basis differentials, if any, that may be hedged.

b -	The Company's oil hedging positions are summarized below:
			Costless Collars				Swaps
			Barrels		Price / Barrel		Barrels		Price
			Per Day		Floor	Ceiling	Per Day		/Barrel
	Second Quarter 2003		500		$ 23.00	$ 28.75	170		$ 26.93
	Third Quarter 2003		-		$ -	$ -	250		$ 26.76
	Fourth Quarter 2003		-		$ -	$ -	220		$ 26.74
	First Quarter 2004		-		$ -	$ -	207		$ 26.73
	Second Quarter 2004		-		$ -	$ -	193		$ 26.71
	Third Quarter 2004		-		$ -	$ -	63		$ 26.93
	Fourth Quarter 2004		-		$ -	$ -	57		$ 26.93
	First Quarter 2005 (January)		-		$ -	$ -	50		$ 26.96

c -	Operating expenses of the coal and land management segment for the first and second quarters of 2003 include approximately $0.4 million of mine maintenance expenses at the Fork Creek property, which are expected to be assumed by a new operator beginning in the third quarter of 2003.
d -	Guidance for corporate general & administrative expense for 2003 includes costs related to consulting and legal fees for the consideration of various shareholder proposals.
e -	The Company capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by generally accepted accounting principles.
f -	Penn Virginia owns 44.5 percent of Penn Virginia Resource Partners, L.P. (PVR). Minority interest will reflect the remaining 55.5 percent owned by parties other than Penn Virginia.
g -	Deferred federal and state income taxes are expected to comprise approximately 20% to 30% of the Company's income tax expense.
h -	First quarter and full year 2003 capital expenditure guidance for lease acquisition and field projects includes $32.5 million related to the Company's acquisition in January 2003 of a 25 percent working interest in a producing field in South Texas.